Exhibit 99.1

Item 6. Selected Financial Data

The selected financial data set forth in the following tables is derived from the audited financial statements of the Company for each of the fiscal years in the five year period ended June 30, 2005. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the consolidated financial statements of the Company and the notes thereto included in Exhibits 99.2 and 99.3 filed herewith.

During the years ended June 30, 2002 and 2001, the Company reported results from two discontinued businesses. On January 6, 2002, the Company sold its domestic Marketing Systems Group to Environmental Research Systems Institute, Inc.’s subsidiary, ESRI Business Information Solutions. Effective with this sale, the results of the Marketing Systems Group have been reflected as discontinued operations in the statement of operations for the fiscal year ended June 30, 2002. The Company reported a loss from discontinued operations of $0.01 per basic and diluted share, and a loss on the disposal of discontinued operations of $0.05 per basic and diluted share, related to the disposal of the Marketing Systems Group, Inc.

During the year ended June 30, 2001, the Company recognized a gain of $1.5 million, or $0.07 per basic and diluted share, from the sale of the discontinued Comnet products business. There were no results of operations during the year ended June 30, 2001 as the operating activities of this discontinued operation were previously ceased.

All of the selected financial data except for revenue, working capital, and the weighted-average number of basic shares outstanding have been restated to reflect the retrospective application of Statement of Financial Accounting Standard No. 123R, Share Based Payment (FAS 123R). The revenue, working capital and the weighted-average number of basic shares outstanding are amounts not affected by FAS 123R. The adoption of FAS 123R, together with the impacts on the Company’s financial position and results of operations, are discussed more fully in Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations, as included in Exhibit 99.2 filed herewith.

Income Statement Data

	Year Ended June 30,
	2005	2004	2003	2002	2001
	(amounts in thousands, except per share data)
Revenue	$1,623,062	$1,145,785	$843,138	$681,942	$557,890
Operating expenses (as restated)	1,480,930	1,050,698	780,319	635,576	523,663
Net income from continuing operations (as restated)	79,725	57,714	39,985	27,746	18,857
Net income (as restated)	79,725	57,714	39,985	26,287	20,393

Earnings per common share and common share equivalent:
Basic:
Weighted-average shares outstanding	29,675	29,051	28,647	24,992	22,634
Net income from continuing operations (as restated)	$2.69	$1.99	$1.40	$1.11	$0.83
Net income (as restated)	2.69	1.99	1.40	1.05	0.90
Diluted:
Weighted-average shares and equivalent shares outstanding (as restated)	30,568	29,877	29,425	$25,788	22,947
Net income from continuing operations (as restated)	$2.61	$1.93	$1.36	1.08	$0.82
Net income (as restated)	2.61	1.93	1.36	1.02	0.89

Balance Sheet Data

	June 30,
	2005	2004	2003	2002	2001
	(amounts in thousands)
Total assets (as restated)	$1,206,639	$1,154,304	$562,050	$483,986	$286,663
Long-term obligations (as restated)	376,861	423,553	19,519	36,140	55,230
Working capital	284,186	208,195	182,585	228,764	81,961
Shareholders’ equity (as restated)	621,034	506,490	427,206	370,481	162,136